UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                               FORM 12b-25

                                                SEC FILE NUMBER: 33-18174
                                                  CUSIP NUMBER: 826195109

                       NOTIFICATION OF LATE FILING

(CHECK ONE):( )Form 10-K( )Form 20-F( )Form 11-K(X)Form 10-Q
( )Form N-SAR

               For Period Ended:      September 30, 1997
                                  -------------------------------
               /  / Transition Report on Form 10-K
               /  / Transition Report on Form 20-F
               /  / Transition Report on Form 11-K
               /  / Transition Report on Form 10-Q
               /  / Transition Report on Form N-SAR
               For the Transition Period Ended:
                                               ------------------------

   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

          SIEMANN EDUCATIONAL SYSTEMS, INC.
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Full Name of Registrant

          CHARTWELL CABLE FUND, INC.
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Former Name if Applicable

          405 S. Platte River Drive
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Address of Principal Executive Office (Street and Number)

          Denver, Colorado 80223
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City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
/X/  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant has experienced delays in finalizing financial information.

                                          (ATTACH EXTRA SHEETS IF NEEDED)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Paul Siemann              (303)            733-9673
     --------------------------    ------------   -------------------
               (Name)              (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 80 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     / /Yes   /X /No

              8-K Financial Exhibits
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
     subject report or portion thereof?              / /Yes   /X/No


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

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:



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                   SIEMANN EDUCATIONAL SYSTEMS, INC.
                -----------------------------------------
              (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: November 12, 1997            By: /s/ PAUL T. SIEMANN
          -----------------------          ------------------------------
                                            Paul T. Siemann, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


   -----------------------------ATTENTION-----------------------------
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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